Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-46454, 333-138219, 333-198117, and 333-211744) on Form S-8 of our report dated March 1, 2022, with respect to the consolidated financial statements of TTM Technologies, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Irvine, California

March 1, 2022